Exhibit 4.1


                               AMENDMENT NO. 2 TO
                                RIGHTS AGREEMENT


                  THIS AMENDMENT No. 2 (the "Amendment"), dated as of June 21, 1999 is between Chartwell Re Corporation, a Delaware corporation (the "Company") and State Street Bank and Trust Company, as Rights Agent and successor in interest to Fleet National Bank of Connecticut (the "Rights Agent").


                                    Recitals
                                    --------

                  WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of May 22, 1997 and amended by an Amendment Agreement dated as of June 16, 1997 (as amended, the "Rights Agreement");

                  WHEREAS, Trenwick Group Inc., a Delaware corporation ("Trenwick"), and the Company, propose to enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which, among other things, the Company will be merged with and into Trenwick, with Trenwick as the surviving corporation (the "Merger");

                  WHEREAS, in connection with the execution and delivery of the Merger Agreement, the Company and Trenwick will enter into an agreement (the "Stock Option Agreement"), pursuant to which the Company will grant Trenwick the option to purchase shares of common stock, par value $.01 per share, of the Company, upon the terms and subject to the conditions set forth therein; and

                  WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable to reflect the foregoing and certain other matters, and the Company and the Rights Agent desire to evidence such amendment in writing.

                  Accordingly, the parties agree as follows:

                  1. Amendment of Section 1(a). Section 1(a) of the Rights Agreement is amended by inserting the following at the end of the definition of "Acquiring Person" in Section 1(a):

                  "In addition, notwithstanding anything in this Agreement to the contrary, neither Trenwick Group Inc., a Delaware corporation ("Trenwick") nor any Affiliate or Associate of Trenwick, shall be deemed to be an Acquiring Person solely by virtue of the execution, delivery and performance of the Agreement and Plan of Merger, to be dated as of June 21, 1999, between the Company and Trenwick, as it may be amended or supplemented from time to time in accordance with its terms (the "Merger Agreement"), or solely by virtue of the execution, delivery and performance of the Stock Option Agreement, to be dated as of June 21, 1999, between the Company and Trenwick as it may be amended or supplemented from time to time in accordance with its terms (the "Stock Option Agreement"), or solely by virtue of any of the transactions contemplated by the Merger Agreement or the Stock Option Agreement"



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

                  2. Amendment of Section 3(a). Section 3(a) of the Rights Agreement is amended by adding the following sentence at the end thereof:

                  "Notwithstanding the foregoing or anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely by virtue of the execution, delivery or performance of the Merger Agreement or the Stock Option Agreement or solely by virtue of any of the transactions contemplated by the Merger Agreement or the Stock Option Agreement."

                  3. Amendment of Section 7(a). Section 7(a) of the Rights Agreement is amended by deleting the word "and" before the number "(iii)" therein and inserting in its place a "," and by adding after the words "Section 24" the following:

         "and (iv) immediately prior to the effective time of the merger of the Company into Trenwick (the "Merger") contemplated by and in accordance with the terms of the Merger Agreement"

                  4. Amendment of Section 13. Section 13 of the Rights Agreement is hereby amended by inserting the following sentence at the end of such
Section:

                  "Notwithstanding the foregoing, this Section 13 shall not apply to the Merger or as a result of the execution and delivery of the Merger Agreement or the transactions contemplated thereby."

                  5. Effectiveness. This Amendment shall be deemed effective as of the date hereof as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

                  6. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.



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



         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the date and year first above written.

                                                CHARTWELL RE CORPORATION



                                                By:  /s/ Richard E. Cole
                                                     ---------------------------
                                                Name:  Richard E. Cole
                                                Title: Chairman & Chief
                                                       Executive Officer

Attest:



/s/ John V. Del Col
----------------------------
Name:   John V. Del Col
Title:  Vice President, General Counsel
        & Secretary

                                                STATE STREET BANK AND TRUST
                                                COMPANY,
                                                as Rights Agent


                                                By:  /s/ Katherine Anderson
                                                  ------------------------------
                                                Name:  Katherine Anderson
                                                Title: Director, Client Services


Attest:


/s/ Sandra Burgess
----------------------------
Name:    Sandra Burgess
Title:   Account Manager


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